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                                  EXHIBIT 23.2

                              ACCOUNTANT'S CONSENT



We consent to the use of our report dated December 27, 2001 on the consolidated financial statements of ValCom, Inc. and subsidiaries as included in the Form Form SB-2, dated on or about AUGUST 26, 2002 for registration of 8,202,632 shares of common stock, 1,250,000 shares of series D preferred stock, 1,300,000 common stock purchase warrants, and 125,000 unit warrants.


/s/ Jay J. Shapiro
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Jay J. Shapiro, CPA
a professional corporation

Encino, California
August 26, 2002